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Exhibit 99.1


PRESS RELEASE




Contact:          Bernard J. Ebbers          Peter F. Hartz
                  President and CEO          Senior Vice President
                  LDDS Communications, Inc.  IDB Communications Group, Inc.
                  (601) 360-8600             (213) 240-3721


                            LDDS COMMUNICATIONS, INC.
                    TO ACQUIRE IDB COMMUNICATIONS GROUP, INC.
                             IN A TAX-FREE EXCHANGE


JACKSON, Miss. and LOS ANGELES, Cal. (August 1, 1994) -- LDDS Communications, Inc. (Nasdaq NM/LDDS) and IDB Communications Group, Inc. (Nasdaq NM/IDBX) today jointly announced that they have entered into a definitive agreement calling for the acquisition of IDB by LDDS, subject to various terms and conditions including approval of regulatory authorities and shareholders of both companies.

      Under terms of the agreement, the transaction will be a tax-free exchange and accounted for on a pooling of interests basis. The agreement calls for holders of IDB shares to receive a minimum of .450867 LDDS share for each IDB share if LDDS shares are valued at $22 or more; or a maximum of .520231 LDDS share for each IDB share if LDDS shares are valued at $16 or less. The exchange ratio changes by .001445 LDDS share for every $.125 change in LDDS share value between $22 and $16.

      In addition, the $195 million in convertible subordinated notes issued by IDB will remain outstanding and the note holders will receive the corresponding exchange ratio adjustment to their common stock conversion price.

      Bernard J. Ebbers, president and chief executive officer of LDDS, commented, "LDDS is rapidly achieving one of its four stated goals that includes being a significant and major player in the international arena. The acquisition of IDB by LDDS is a tremendous opportunity to complement and expand the domestic and international growth potential of each company. This is an important acceleration of our strategy to penetrate the lucrative segments of the international market, but it is only a first step."

      Jeffrey P. Sudikoff, chairman and chief executive officer of IDB, added, "I have long believed in the synergy of a transaction between IDB and a domestic carrier. The marriage of IDB's international network and the LDDS domestic network makes the company a significant competitor in the industry. We believe this deal is forward thinking and is in the best interest of the shareholders of our company."

      Ebbers stated that LDDS has expended considerable resources to make a thorough examination of the well publicized events surrounding IDB and has evaluated each in the assessment of the company and the quality of its future earnings. "The cost savings that can be achieved by integrating our domestic and international network facilities and combining our operations should be substantial. We expect that the transaction will be accretive to 1995 earnings per share," concluded Ebbers.



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      LDDS Communications, Inc. provides domestic and international long distance telecommunications services through its digital network to business and residential customers. The shares of LDDS trade on The Nasdaq Stock Market under the symbol LDDS.

      IDB Communications Group, Inc. is a global telecommunications company that operates a domestic and international communications network providing its customers with international private line and long distance telephone services, radio and television transmission services, facsimile and data connections, mobile satellite communications capabilities and the design and integration of satellite networks worldwide. The shares of IDB trade on The Nasdaq Stock Market under the symbol IDBX.

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